Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:  Cathy Maloney, VP, Investor Relations

                508-651-6650

cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS APRIL SALES RESULTS

NATICK, MA –May 8, 2008— BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for April 2008 increased by 20.4% to $744.5 million from $618.5 million in April 2007. On a comparable club basis, sales increased by 17.8% for the month of April 2008, including a contribution of 5.5% from sales of gasoline. Due to the timing of Easter, the April sales period included 28 days of sales this year versus 27 days last year. The calendar shift had a positive impact on comparable club sales of approximately 4%.

For April 2007, the Company reported a decrease in comparable club sales of 2.1%, including a positive impact from gasoline sales of 1.2% and a negative impact from the absence of pharmacy sales versus April 2006 of 0.4%. A calendar shift in the timing of Easter related sales in April 2007 had a negative impact on comparable club sales of approximately 2%. In addition, unseasonably cold and wet weather across most of the chain negatively affected sales during the first half of April 2007.

For the first quarter of 2008, net sales increased by 12.3% to $2.26 billion from $2.01 billion for the first quarter of 2007. Comparable club sales increased by 9.6% for the first quarter of 2008, including a contribution from sales of gasoline of 3.9%. For the first quarter of 2007, net sales increased by 6.6% and comparable club sales increased by 2.3%, including a contribution from sales of gasoline of 1.4%.

	Four Weeks Ended May 3, 2008	Thirteen Weeks Ended May 3, 2008
Merchandise comparable club sales	12.3%	5.7%
Impact of gasoline sales	5.5%	3.9%
Comparable club sales	17.8%	9.6%

Sales Results for April 2008

($ in thousands)

Four Weeks Ended		% Change
May 3, 2008	May 5, 2007	Net Sales	Comp. Sales
$ 744,532	$618,475	20.4%	17.8%

Sales Results for the First Quarter

($ in thousands)

Thirteen Weeks Ended		% Change
May 3, 2008	May 5, 2007	Net Sales	Comp. Sales
$ 2,258,392	$2,011,139	12.3%	9.6%

-More-

BJ’s Wholesale Club

May 8, 2008

The Company provided the following additional information regarding comparable club sales for April 2008:

•

Sales were strong during all four weeks with the highest increases in weeks one, two and four. Sales increases during the first two weeks were driven primarily by the calendar shift in the timing of Easter and improved weather versus last year. The strong sales increase in week four reflected strength in perishable foods, health & beauty aids and consumer packaged goods.

•	Sales increased in all regions with the highest increase in Upstate New York.

•

Excluding sales of gasoline, traffic increased by approximately 10% versus last year, reflecting a positive impact of approximately 4% from the additional sales day versus last year. The average transaction amount increased by approximately 3%.

•	Sales of food increased by approximately 16% and general merchandise sales increased by about 7%.

•

Departments with the strongest sales increases compared to last year included bakery, candy, coffee, dairy, health & beauty, household chemicals, juices, fresh meat, frozen, lawn & garden, oils & shortenings, pet foods, prepared foods, produce, paper goods, toys and trash bags & wraps. Weaker departments versus last year included cigarettes, prerecorded video, residential furniture and tires.

The Company currently operates 177 BJ’s Wholesale clubs in 16 states. BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Call Information for First Quarter Results

BJ’s plans to announce financial results for the first quarter ended May 3, 2008, on Wednesday, May 21, 2008 at approximately 7 a.m. Eastern Time.

Also on Wednesday, May 21, 2008, BJ’s management plans to hold a conference call at 8:30 a.m. Eastern Time to discuss the first quarter results and the outlook for the first half of 2008. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

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